Exhibit 99.1

Cogent Public Relations Contacts:
For Cogent:	Jeff Henriksen	On Behalf of Cogent:	Kristin Duskin-Gadd
	+ 1 (202) 550-5493		+ 1 (828) 645-4846
	jhenriksen@cogentco.com		kdg@interprosepr.com

Cogent Acquires Assets of

Dedicated Internet Access Provider, Global Access

[Washington, D.C., September 15, 2004] - Cogent Communications Group, Inc. (AMEX: COI), a multinational Tier One, optical Internet service provider, announced today that it has acquired assets of Global Access, a German Internet service provider, including its office, network, data centers and customer base.  As part of the acquisition, Cogent will be hiring all 19 employees in Germany and will relocate its German office to the former Global Access headquarters in Frankfurt.  Global Access serves approximately 350 customers in Germany.

About Cogent Communications

Cogent is a facilities-based provider of low-cost, high-speed Internet access and Internet Protocol, or IP, connectivity in North America and Europe. Cogent Communications’ global headquarters is located at 1015 31st Street, NW, Washington, D.C. 20007.

#   #   #

Information in this release may involve expectations, beliefs, plans, intentions or strategies regarding the future.  These forward-looking statements involve risks and uncertainties.  All forward-looking statements included in this release are based upon information available to Cogent Communications Group, Inc. as of the date of the release, and we assume no obligation to update any such forward-looking statement.  The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations.  Numerous factors could cause or contribute to such differences.  Some of the factors and risks associated with our business are discussed in Cogent’s registration statements filed with the Securities and Exchange Commission and in its other reports filed from time to time with the SEC.

###